Exhibit 99.1

Pazoo, Inc. Announces Launch of New Investor Relations Webpage

CEDAR KNOLLS, N.J., July 26, 2012 -- Pazoo, Inc., (OTCBB Symbol: PZOO) is pleased to announce the launch of its new Investor Relations webpage.  The new webpage is designed to improve transparency and significantly enhance shareholder communications.  The Investor Relations webpage will include financial statements, SEC filings, insider transactions, news releases, email news alerts, corporate governance, as well as stock quotes and charts in addition to other vital company information.  The page is designed to provide shareholders with a comprehensive tool to follow corporate developments and better track the company’s progress.

David M. Cunic, CEO of Pazoo, Inc., stated, "The launch of our new Investor Relations webpage is a very significant development in the way we interact with our shareholders.  We understand how important it is to provide transparency and our new page will enhance our ability to comply with this important responsibility.  In addition, our Investor Relations page provides us with a powerful tool to communicate the company’s story to new and existing shareholders.  We have worked closely with our web development partner Equisolve to build a state of the art platform to communicate with our shareholder base”.

Tom Runzo, CEO of Equisolve added “We are gratified to be able to help our partners deliver enhanced shareholder communications.  The management of Pazoo understands the importance of being a technological leader and that their new Investor Relations webpage will help the public to be apprised about new developments within the company”.

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.  For more information visit www.pazoo.com/

About Equisolve, Inc.:

Founded in 2006 and serving more than 200 clients, Equisolve is the leading provider of website and mobile solutions to public companies.  Equisolve transforms the online presence of a public company into a powerful tool to attract and retain investors and drive sales.  Our proprietary CMS platform uniquely combines the management of the corporate website, Investor Relations website, mobile investor relations applications, and social media, allowing Equisolve to cost-effectively manage, market and measure a successful online presence from IR effectiveness through sales. With 33 server locations in 13 countries, Equisolve’s world-class infrastructure provides a fast, reliable and secure platform to meet the needs of any company.  For more information visit www.equisolve.com.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com
SOURCE Pazoo, Inc.